Exhibit 10.3

REXNORD
MANAGEMENT INCENTIVE COMPENSATION PLAN

EFFECTIVE AS OF: April 2020

Exhibit 10.3
Plan Name:
Rexnord Management Incentive Compensation Plan – [CORPORATE / BUSINESS UNIT] (the “Plan” or “MICP”). This Plan is considered part of the Rexnord Corporation Performance Incentive Plan, as amended and restated effective as of July 25, 2019.

Plan Objectives:
To establish a meaningful variable compensation component of an attractive pay-for-performance total compensation program designed to support the achievement of outstanding, strategic, financial and operational performance.

Plan Term:
The Plan commences on the first day of Rexnord Corporation's current fiscal [period/year], _____, 20__, and ends on the last day of the current fiscal [period/year], _______, 20__.

Plan Eligibility:
As approved by the CEO, in consultation with the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee").

Target Bonus Levels:
Determined based on the position that a participant holds and that position’s relative value in the external market, value within Rexnord and its ability to impact overall company performance.

Plan Design
The Plan is based upon the Company’s achievement of financial factor targets tied to [INSERT FINANCIAL FACTOR(S)]. The financial factor targets (including the cliff) and the actual achievement against the financial factor targets are determined and approved by the Compensation Committee. The Non-Financial Goals and Objectives are established at the beginning of the Plan term and evaluated following the end of the Plan term.

Participants must also satisfy the employment condition described under “Plan Administration and Conditions” to receive any payout under the Plan.

Plan Design Definitions:

[INSERT DEFINITIONS OF FINANCIAL FACTOR(S), IF NEEDED]

Non-Financial Goals and Objectives (also known as Personal Performance Factor): quantifiable and process-oriented individual goals and objectives that are tied to personal performance. The Personal Performance Factor will range from zero to 1.5 as follows:

Below Target	On Target	Above Target
0.0	1.0	1.5

Payout Calculation Formula:

Base Salary	X	Individual Target Bonus %	X	Financial Factor	X	Personal Performance Factor	=	Bonus Payout

Exhibit 10.3
If the period consists of less than 12 months, the following formula may be used to indicate that the payment is based on x/12 months:

Base Salary	X	Individual Target Bonus %	X	[x/12]	X	Financial Factor	X	Personal Performance Factor	=	Bonus Payout
Financial Factors
[INSERT FINANCIAL FACTOR(S)] thresholds, which are measured as a percentage of the target, must be achieved to trigger a potential bonus payment under the Plan. The cliff will be set at such amount determined by the Compensation Committee for the performance period (see the cliff schedule for the financial performance range – Addendum A). Any maximum payout for the Plan will be as established by the Compensation Committee.

The CEO will have the right to recommend adjustments to performance targets to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set. The CEO may also make adjustments to calculations and payments when necessary to reflect sound business practices.

Incentive Calculation Example

[INSERT CALCULATION EXAMPLES, IF DESIRED]

Plan Administration and Conditions:

•The Plan will be administered in accordance with the following guidelines:
◦Plan Design & Continuation – to be determined by the Compensation Committee.
◦Plan Participation – to be determined by the CEO, in consultation with the Compensation Committee.
◦Payout Calculations and Timing – the Compensation Committee shall approve the targets and total annual payouts and individual payouts to the CEO's direct reports and Executive Officers. The CEO shall approve all other individual participant payouts.
◦Form of Payment – The Compensation Committee shall determine the form of payment (cash, shares of Company common stock or a combination thereof).
◦The CEO will administer all other aspects of the Plan and may delegate the daily administration of the Plan to other managers and associates, including payments of the amounts to be issued to participants under the Plan.

•Plan participants must be actively employed by the Company or on a paid leave of absence on the date of payment to qualify for payout (anticipated to be in _______ 20__).

•Exceptions due to retirement, disability, or death will be at the sole discretion of the CEO (except that any exception for the CEO, any Executive Officers and the CEO's direct reports shall be approved by the Compensation Committee).

•Promotions / Transfers
◦When a participant in this Plan transfers or is promoted to a position that is covered under a different incentive plan of the Company (or one of its subsidiaries) during the current

Exhibit 10.3
fiscal [period/year], the participant will receive a pro-rated award under each plan based on time, base salary, and incentive target percentage in the multiple assignments during the current fiscal [period/year]. For example, if a participant in this Plan transfers to a position that is covered under the [INSERT PLAN NAME] on October 1, that participant will receive an award for the current fiscal [period/year] under this Plan prorated from the state of the current fiscal [period/year] to September 30, and as being in the [INSERT PLAN NAME] from October 1 to December 31.
◦When a participant transfers or is promoted from a position that has one set of performance metrics under this Plan to a position that has another set of performance metrics under this Plan (e.g., from one business unit to another where the award for one position is based on one business unit's metrics and the award for the other position is based on another business unit's metrics), the participant 's award under the Plan will be prorated based on time, base salary and incentive target percentage in the multiple assignments.
◦When a participant transfers or is promoted from one position to another where both positions are covered under this Plan and the same performance metrics apply to each position, the participant will receive the greater of a prorated award based on time, base salary and incentive target percentage in the multiple assignments or an award based on base salary and target MICP percentage in effect at the end of the Plan term.
•If hired in the middle of the fiscal [period/year], a participant will be eligible for a payment of a pro-rated amount that is calculated at a rate of 1/12 of the annual amount for each complete calendar month of service, or 1/(the number of months in the period) for each complete calendar month of service if the period does not consist of 12 months.

•Each Plan participant will receive individual written notification of the financial factors and financial targets and the Non-Financial Goals and Objectives that will be used in calculating their MIC.

•Any amounts payable hereunder are subject the terms of Rexnord's recoupment, clawback or similar policies as may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of any award received under this Plan.

•The Company reserves the right to amend, modify or terminate the Plan at any time.

* * * * *

Exhibit 10.3

Addendum A
(Performance Ranges by Cliff %)

•For [ ]% Cliff

Performance of [INSERT FINANCIAL FACTOR(S)] Target Achievement	[ ]% of Target	[ ]% of Target	[ ]% of Target	[ ]% of Target	[ ]% of Target	[ ]% of Target	[ ]% of Target	[ ]% or > of Target
Financial Factor	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%	[ ]% and >*

*For each additional [ ]% increase in the percent of Target Bonus Plan Achievement above [ ]%, the financial factor will increase [ ]%. Interpolation will be used for performance levels between each listed payout percent.

NOTES:

[TO BE INSERTED, IF NEEDED]